Exhibit 99.1

VOLT INFORMATION SCIENCES REPORTS UPDATE ON
SHORT-TERM FINANCING PROGRAM

New York, New York, December 13, 2012 – Volt Information Sciences, Inc. (OTC: VISI) today announced that the financing facility and the requirement to provide audited financial statements for its fiscal 2009 and 2010 years by December 14, 2012 under the Company’s short-term financing program were extended to January 31, 2013. The underlying borrowing agreement was also extended to January 31, 2014 from its previous June 3, 2013 expiration date, the due date for audited financial statements for fiscal 2011 was extended to May 31, 2013, and the due date for audited financial statements for fiscal 2012 was extended to September 30, 2013. The Company’s short-term financing program provides for Company borrowing secured by receivables related to its staffing services business.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 1000 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

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Contact:

James Whitney

Volt Information Sciences, Inc.

voltinvest@volt.com

212-704-7921